                                                                     Exhibit 8.1

                              LIST OF SUBSIDIARIES

      Protherics PLC acts as the holding company of a group consisting of its directly and indirectly held subsidiaries. Protherics PLC has the following principal subsidiaries:

                                     % HELD  STATUS   COUNTRY OF INCORPORATION
                                     ------  -------  ------------------------
DIRECT HOLDINGS
Protherics Molecular Design Limited    100   trading  England and Wales
Protherics Inc.                        100   trading  U.S.A. (Delaware)
Enact Pharma PLC                       100   trading  England and Wales
Proteus Biotechnology Limited          100   dormant  England and Wales
Genethics Limited                       76   dormant  England and Wales
INDIRECT HOLDINGS
Protherics UK Limited                  100   trading  England and Wales
Protherics Australasia pty Limited     100   trading  Australia
Protherics Utah Inc.                   100   trading  U.S.A. (Delaware)
Protherics Services pty Limited        100   dormant  Australia
Kymed GB Limited                       100   dormant  England and Wales
Enzacta R&D Limited                   99.8   dormant  England and Wales
DeMontford Biopharma Limited           100   dormant  England and Wales
Enzacta Limited                       99.8   dormant  England and Wales
TAb (Wales) Limited                    100   dormant  England and Wales
TAb (London) Limited                   100   dormant  England and Wales
Polyclonal Antibodies Limited          100   dormant  England and Wales